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                                                                EXHIBIT 4.1

                         CERTIFICATE OF AMENDMENT TO THE

                CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES

                                AND PRIVILEGES OF

            6% DIVIDEND PAYING CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                                  SKYMALL, INC.

         Pursuant to Section 78.1955(4) of the Nevada Revised Statutes:

         We, Robert M. Worsley, the President, and David A. Wirthlin, the Secretary, respectively, of SkyMall, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada (the "Corporation"), in accordance with the provisions of Section 78.1955(4) thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the said Board of Directors on October 11, 1996 designated a series of shares of preferred stock as 6% Dividend Paying Convertible Redeemable Preferred Stock;

         That the Certificate of Designation of Rights, Preferences and Privileges of 6% Dividend Paying Convertible Redeemable Preferred Stock (the "Original Certificate") was filed with the Nevada Secretary of State on October 11, 1996;

         That no shares of 6% Dividend Paying Convertible Redeemable Preferred Stock have been issued; and

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, the said Board of Directors on October 15, 1996 adopted the following resolutions, which amend and restate the Original Certificate in its entirety, without changing the original designation of the 6% Dividend Paying Convertible Redeemable Preferred Stock:

         "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "Articles"), the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, $.001 par value, of the Corporation, to be designated "6% Dividend Paying Convertible Redeemable Preferred Stock", consisting of 8,000 shares and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the 6% Dividend Paying Convertible Redeemable Preferred Stock are not stated and expressed in the Articles, does hereby fix and herein state and express
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such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

         1. Designation and Amount. The shares of such series shall be designated as "6% Dividend Paying Convertible Redeemable Preferred Stock", par value $.001 per share (hereinafter referred to as the "6% Preferred"), and the number of shares constituting such series shall be 8,000.

         2. Ranking. The 6% Preferred shall rank senior to all other series of preferred stock ("Preferred Stock") or common stock ("Common Stock") of the Corporation.

         3. Dividends.

                  3.1 Dividend Amount. The holders of the 6% Preferred shall be entitled to receive, out of any assets of the Corporation legally available therefor, cumulative dividends at a rate of 6% per annum (the "Dividend Rate") on the total dollar amount of the consideration paid (the "Original Purchase Price") to the Corporation for each share of 6% Preferred (the "Dividend Amount"). Such dividends shall be payable annually on the Annual Dividend Payment Date (as hereinafter defined), commencing on the first Annual Dividend Payment Date after the first issuance of a share of 6% Preferred. Dividends on each share of 6% Preferred shall accrue and be cumulative from the date of issuance thereof to the Redemption Date (as hereinafter defined) or the Conversion Date (as hereinafter defined) of each such share, as applicable and whichever first occurs, whether or not there shall be profits, surplus or other funds of the Corporation legally available for the payment of such dividends at the time such dividends shall accrue or become due and whether or not such dividends are declared.

                  3.2 Annual Dividend Payment Date. Except as set forth in
Section 7.1, dividends shall be payable in cash on each share of 6% Preferred on the first and second anniversaries, respectively, of the first issuance (the "Original Issue Date") of a share of 6% Preferred (each such anniversary being referred to herein as an "Annual Dividend Payment Date") or for such shorter period as the 6% Preferred shall have been outstanding, to the holder of record on the date thirty (30) days prior to such Annual Dividend Payment Date.

         4. Voting Rights. The holders of 6% Preferred shall have the following voting rights:

                  4.1 Separate Class Voting. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the 6% Preferred voting as a separate class:

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                           (a) authorize or approve any liquidation or
dissolution of the Corporation;

                           (b) authorize or approve any merger or consolidation
of the Corporation; or

                           (c) authorize or approve any sale or transfer of all
or substantially all of the assets of the Corporation.

                  4.2 Amendments. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 85 percent of the outstanding shares of 6% Preferred voting as a separate class, alter or change any rights, privileges or preferences of the 6% Preferred, including, but not limited to authorization of any class of stock senior to or pari passau with the 6% Preferred.

                  4.3 Other Voting Rights. Except as expressly set forth herein and except where voting rights are required by law, holders of 6% Preferred shall have no voting rights and their consent shall not be required for taking any corporate action.

                  4.4 Number of Votes. Each share of 6% Preferred issued and outstanding shall have one vote per share on all matters submitted to the vote of the holders of 6% Preferred.

         5. Certain Restrictions. Whenever annual dividends or other dividends or distributions payable on the 6% Preferred as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of 6% Preferred outstanding shall have been paid in full or set aside for payment, the Corporation shall not:

                  5.1 declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the 6% Preferred;

                  5.2 declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 6% Preferred;

                  5.3 redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 6% Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the 6% Preferred.

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         6. Reacquired Shares. Any shares of 6% Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of the Corporation's Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         7. Conversion

                  7.1 Right to Convert. The holders of the 6% Preferred shall have the right, at their option, to convert any number of shares of 6% Preferred into shares of Common Stock, in accordance with the procedures set forth in this
Section 7 and subject to the terms and conditions of this Section 7 at any time. The shares of 6% Preferred shall automatically convert, without any further action by the Corporation or by the holders of the 6% Preferred, into shares of Common Stock upon the closing of a public offering of the Corporation's Common Stock (the "Initial Public Offering"). Upon the conversion of the 6% Preferred into Common Stock upon the closing of an Initial Public Offering, the Company shall pay all accrued but unpaid dividends on the 6% Preferred. At the option of the Company, such accrued but unpaid dividends may be paid in cash or in shares of Common Stock of equivalent value, which have been registered under the Securities Act of 1933, as amended (the "Securities Act").

                  7.2 Conversion Ratio. Each share of 6% Preferred to be converted shall be convertible at the office of the transfer agent of the Corporation, as designated from time to time by the Corporation (the "Transfer Agent"), and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into the number of fully paid and nonassessable shares of Common Stock determined by dividing the Original Purchase Price by $5.56 (the "Conversion Price"); provided, however, that the Conversion Price of the Preferred Stock into Common Stock upon the closing of an Initial Public Offering shall be at a price equal to the greater of (i) $5.56 per share of 6% Preferred or (ii) the result of 66 2/3% multiplied by the Initial Public Offering price per share of the Common Stock.

                  7.3 Conversion Notice. Except in connection with automatic conversion of the Preferred Stock upon the closing of an Initial Public Offering, in order to convert shares of the 6% Preferred, the holder thereof shall deliver to the Corporation's Transfer Agent a notice of intention to convert such shares together with the certificate or certificates for the 6% Preferred to be converted, duly endorsed to the Corporation or in blank, or with stock power(s) attached. Shares of the 6% Preferred shall be deemed to have been converted on the day on which notice of intention to convert (including all required accompanying materials as set forth above) was delivered to the Transfer Agent or on the closing date of an Initial Public Offering, as applicable, (the "Conversion Date") and the person or persons entitled to receive the Common Stock issuable upon

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such conversion shall be treated for all purposes, including voting such Common
Stock, as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Corporation's Transfer Agent shall issue and deliver to the record holder or holders of such 6% Preferred a certificate or certificates for the number of shares of Common Stock issuable upon such conversion, together with cash in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

                  7.4 Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                           (a) For purposes of this Section 7, the following
definitions shall apply:

                                    (1) "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock, Preferred Stock or Convertible Securities (defined below).

                                    (2) "Convertible Securities" shall mean
securities convertible into or exchangeable for Common Stock.

                                    (3) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section 7.4(c), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 7.4(c), deemed to be issued):

                                            (i) upon conversion of shares of the
6% Preferred;

                                            (ii) to officers, directors and
employees of, and consultants to, the Corporation pursuant to a written stock option plan whether now existing or hereafter approved by the Corporation's Board of Directors;

                                            (iii) pursuant to clause (f), (g) or
(h) of this Section 7.4;

                                            (iv) upon the exercise of Options
issued on or prior to the Original Issue Date; or

                                            (v) by way of dividend or other
distributions on securities referred to in clauses (i), (ii), (iii) and (iv) hereof.

                           (b) No adjustment in the Conversion Price shall be
made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or

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deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of 6% Preferred.

                           (c) Additional Shares of Common Stock shall be deemed
to have been issued under the following conditions:

                                    (1) Except as otherwise provided in Sections
7.4(a)(3)(i)-(v) and 7.4(b), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed for any such exchange, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                            (i) no further adjustment in the
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                            (ii) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                            (iii) upon the expiration of any
such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                                     (A) in the case of
Convertible Securities or Options for Common Stock, the only Additional Shares of Common

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Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                                     (B) in the case of Options
for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                            (iv) no readjustment pursuant to
clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to a price that is greater than (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                            (v) in the case of any Options which
expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                           (d) In the event the Corporation shall issue
Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 7.4(c) without consideration or for a consideration per share less than an amount equal to the Conversion Price for a share of 6% Preferred in effect on the date of, and immediately prior to such issue) then and in such event, the Conversion Price shall be decreased, concurrently with such issue, to a price determined by dividing (1) an amount equal to the sum of (i) the total number of shares of Common Stock outstanding (including any Additional Shares of Common Stock deemed to be outstanding) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus (ii) the consideration received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding (including any Additional Shares of Common Stock deemed to be outstanding) immediately after the issuance of such Common Stock.

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                           (e) For purposes of this Section 7.4, the
consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1) Such consideration shall:

                                            (i) insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation prior to amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Corporation;

                                            (ii) insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                            (iii) in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                                    (2) The consideration per share received by
the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7.4(c)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                                            (i) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                            (ii) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (f) In the event the outstanding shares of Common
Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be

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combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                           (g) In the event that the Corporation from time to
time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 7, then and in each such event the holders of 6% Preferred shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their 6% Preferred been converted into Common Stock on the date of such event.

                           (h) Except as provided in this Section 7, upon any
liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the 6% Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of 6% Preferred and all accrued but unpaid dividends shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon such conversion shall have been entitled upon such reorganization or reclassification. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the 6% Preferred shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the 6% Preferred remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the 6% Preferred remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.

                           (i) The Corporation will not, by amendment of this
Certificate of Designation or its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate

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in order to protect the conversion rights of the holders of the 6% Preferred against impairment.

                           (j) No adjustment in the number of shares of Common
Stock into which the shares of 6% Preferred are convertible shall be required unless such adjustment would require an increase or decrease of at least 1/10th of a share; provided, however, that any adjustment which by reason hereof is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                  7.5 Notice of Adjustment. Whenever any adjustment is required to be made as provided in Section 7.4, the Corporation shall promptly notify each record holder of 6% Preferred thereof, describing in reasonable detail the adjustment and method of calculation used.

                  7.6 Reservation of Shares. The Corporation shall at all times reserve and keep available free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the 6% Preferred, the full number of shares of Common Stock then deliverable upon the conversion of all shares of 6% Preferred then outstanding.

                  7.7 Fractional Shares. In the sole discretion of the Corporation, instead of any fraction of a share which would otherwise be issuable upon conversion of shares of the 6% Preferred, the Corporation may pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Fair Market Value per share of Common Stock at the close of business on the date of conversion.

                  7.8 Accrued But Unpaid Dividends. Upon the receipt of a Conversion Notice, the Corporation shall pay to the holder of the 6% Preferred submitting such Conversion Notice all accrued but unpaid dividends on the shares of 6% Preferred such holder has elected to convert through the date of the Conversion Notice.

         8. Other Notices. If at any time:

                  8.1 The Corporation shall declare any dividend on the Common Stock payable in shares of capital stock of the Corporation, cash or other property; or

                  8.2 The Corporation shall authorize the issue of any options, warrants or rights pro rata to all holders of Common Stock entitling them to subscribe for or purchase any shares of stock of the Corporation or to receive any other rights; or

                  8.3 The Corporation shall authorize the distribution pro rata to all holders of Common Stock of a cash dividend payable otherwise than out of

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earnings of surplus legally available therefor under the laws of the State of
Nevada, shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock); or

                  8.4 There shall occur any reclassification of the Common Stock, or any consolidation or merger of the Corporation with or into another Corporation or a sale, conveyance or other disposition to another entity of all or substantially all of the properties of the Corporation; or

                  8.5 There shall occur the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; then, and in each of such cases, the Corporation shall deliver to each holder of 6% Preferred at its last address appearing on the books of the Corporation as promptly as practicable but in any event at least twenty (20) days prior to the applicable record date (or determination date) mentioned below, a notice stating, to the extent such information is available, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up.

         9. Redemption.

                  9.1 Redemption Right. At any time after the thirtieth full month following the Original Issue Date of the 6% Preferred, upon notice in writing (the "Redemption Notice") to the Corporation by the holder of shares of 6% Preferred, the Corporation shall redeem the 6% Preferred. Such redemption shall be at a price per share of 6% Preferred (the "Redemption Price") equal to $2,000 per share of 6% Preferred plus all dividends accrued but unpaid on such 6% Preferred.

                  9.2 Redemption Procedure. Within thirty days of receipt of the Redemption Notice (the "Redemption Date"), the Corporation shall pay the Redemption Price to the holder of 6% Preferred executing such Redemption Notice upon surrender by such holder at the place designated by the Company of the certificate representing such 6% Preferred duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank with signature guaranteed. In case less than the total number of securities represented

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by any certificate are redeemed, a new certificate representing the number of unredeemed securities will be issued to the holder thereof without cost to the holder immediately upon surrender of the certificate representing the redeemed securities. If the Corporation fails to pay the Redemption Price on the Redemption Date for any reason other than the failure of a holder to surrender his 6% Preferred certificate as required, then the Redemption Date shall be the date on which the Corporation actually pays the Redemption Price. All rights arising hereunder, other than the right to receive the Redemption Price, shall terminate on the Redemption Date.

         10. Pre-emptive Rights. Prior to the consummation of any proposed issuance or sale by the Corporation of any shares of its capital stock (including any treasury shares), other than an issuance or sale of equity securities in connection with: (i) any public offering effected pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, (ii) the private offering of shares of 6% Preferred and Common Stock Purchase Warrants pursuant to that certain Confidential Private Placement Memorandum dated September 30, 1996 (and any supplements or amendments thereto), and (iii) the conversion of stockholder debt into 6% Preferred as more fully described in that certain Worsley/Ashton Stockholders Agreement dated as of October 15, 1996 and that certain Worsley/Getz Stockholders Agreement dated as of October 15, 1996, such shares shall first be offered (on the same terms and conditions as so proposed to be issued or sold) to the holders of the Corporation's then outstanding 6% Preferred and Common Stock (collectively the "Stock") pro rata in proportion to their respective holdings, all as more fully set forth below:

                  10.1 Said terms and conditions shall be communicated in writing to each holder of outstanding shares of the Stock, at their address appearing on the books of this Corporation, together with a statement of their rights hereunder.

                  10.2 Each holder of Stock shall have the option to acquire their proportion (i.e., a fraction, the numerator of which is the number of shares held by such holder on a fully converted basis, and the denominator of which is the total number of issued and outstanding shares held by all holders on a fully converted basis) of the capital stock so proposed to be issued or sold, on the same terms and conditions, such option shall be exercised by delivery of written notice of exercise to the principal office or statutory agent of this Corporation within twenty (20) business days after receipt of the communication referred to in subparagraph 10.1 above.

                  10.3 In the event any holder of Stock shall fail or decline to exercise his preemptive option as aforesaid, such holder's proportion of said capital stock may be acquired by the shareholders who have exercised their options (the "Exercising Holders") up to a number of shares in proportion to the number of shares subject to their options and the Corporation shall so notify the

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Exercising Holders of their right to acquire additional shares in the manner provided in subparagraphs 10.1 and 10.2.

                  10.4 Any acquisition of capital stock pursuant to the preemptive rights conferred by this Section 10 shall be closed on the date which is the later of (i) thirty (30) business days after receipt by the Corporation of the last written notice of exercise given pursuant to subparagraph 10.2 above, or (ii) the date of the proposed issuance giving rise to such rights, as set forth in the notice given pursuant to subparagraph 10.1 above.

                  10.5 The rights set forth in this Section 10 shall automatically terminate on the effective date of an initial public offering of Common Stock by the Company pursuant to the Securities Act of 1933, as amended.

         11. Covenants.

                  11.1 Financial Statements. The Corporation shall provide to each holder of 6% Preferred: (i) consolidated unaudited quarterly balance sheets and statements of results of operations, including footnotes, within sixty days of the end of each fiscal quarter, and (ii) audited annual balance sheets, statements of results of operations and statements of cash flows, including footnotes, within ninety days of the end of each fiscal year.

                  11.2 Inspection Rights. In addition to inspection and visitation rights granted pursuant to Nevada law, holders of 6% Preferred and their authorized representatives shall be entitled to visit the premises of the Corporation and inspect the books and records of the Corporation during normal business hours upon forty-eight hours advance written notice to the Corporation.

         12. Liquidation, Dissolution or Winding Up.

                  12.1 Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to payment of dividends or with respect to distributions upon liquidation, dissolution or winding up) to the 6% Preferred unless, prior thereto, the holders of 6% Preferred shall have received an amount equal to the $1,000 per share of 6% Preferred purchased, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "6% Preferred Liquidation Preference"). Following the payment of the full amount of the 6% Preferred Liquidation Preference, additional distributions shall be made to the holders of 6% Preferred and to the holders of the Corporation's Common Stock on a pro rata basis.

                  12.2 Partial Distribution. In the event, however, that there are not sufficient assets available to permit payment in full of the 6% Preferred

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
Liquidation Preference then such remaining assets shall be distributed ratably to the holders of such 6% Preferred.

         13. Consolidation, Merger, etc. In the event of any consolidation or merger of the Corporation with or into another corporation, or of any sale or conveyance to another corporation of all or substantially all the property of the Corporation, in any of which transactions the holders of Common Stock receive shares of stock, other securities, cash or property receivable upon such consolidation, merger, sale or conveyance other than Common Stock, each holder of 6% Preferred then outstanding and thereafter remaining outstanding shall have the right to convert each share of 6% Preferred held by him into the kind and amount of shares of stock, other securities, cash or property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of 6% Preferred could have been converted immediately prior to the record date applicable to such consolidation, merger, sale or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the holders of the 6% Preferred shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the 6% Preferred remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the 6% Preferred remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided.

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
         IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 15th day of October, 1996.

                                       /s/ Robert M. Worsley
                                       ----------------------------------------
                                       ROBERT M. WORSLEY, President

ATTEST:

/s/ David A. Wirthlin
----------------------------------
DAVID A. WIRTHLIN, Secretary

STATE OF ARIZONA     )
                     ) ss.
County of Maricopa   )

         The foregoing instrument was acknowledged before me this 15th day of October, 1996 by Robert M. Worsley, President of SkyMall, Inc., a Nevada corporation, for and on behalf of the Corporation.

                                       /s/ Paul H. Tatz
                                       ----------------------------------------
                                       Notary Public

My commission expires:

August 1, 2000
----------------------------------


STATE OF ARIZONA      )
                      ) ss.
County of Maricopa    )

         The foregoing instrument was acknowledged before me this 15th day of October, 1996, by David A. Wirthlin, the Secretary of SkyMall, Inc., a Nevada corporation, for and on behalf of the Corporation.

                                       /s/ Paul H. Tatz
                                       ----------------------------------------
                                       Notary Public

My commission expires:

August 1, 2000
----------------------------------

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